Plymouth Industrial REIT
Third Quarter 2023 Earnings
November 2, 2023, at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – Investor Relations

Jeff Witherell – Chairman & Chief Executive Officer

Jim Connolly – Executive Vice President, Asset Management

Anthony Saladino – Executive Vice President & Chief Financial Officer

PRESENTATION

Operator

Hello and welcome to the Plymouth Industrial REIT Third Quarter 2023 Earnings call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw from the question queue, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of SCR. Please go ahead. Thank you.

Tripp Sullivan

Good morning. Welcome to the Plymouth Industrial REIT Conference Call to review the company's results for the Third Quarter 2023. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Anthony Saladino, Executive Vice President, and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through November 9, 2023. The numbers to access to replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, November 2, 2023, and will not be updated subsequent to this call.

During this call, certain comments, and statements we make may be deemed forward-looking statements within the meaning prescribed by the Securities Law, including statements related to the future performance of our portfolio, potential acquisitions, dispositions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectation. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC.

We will also discuss certain non-GAAP measures, including but not limited to Core FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone and thank you for joining us today. Our third quarter operating metrics reinforce my belief that our properties, located within the Golden Triangle, are well positioned to capture the demand from a broad array of users. We experienced a 24.1% increase in rents on a cash basis for the quarter and expect to be higher than 20% for all leases commencing in 2023. That's at the high end of our 18% to 20% mark-to-market.

We've also addressed over 93% of our 2023 expirations and have made a lot of progress on 2024 expirations. Organic growth remains on track, as well, with a 6.8% increase on a cash basis through the first 3 quarters of the year in same-store occupancy of 98.6%.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

In the Golden Triangle markets, we're seeing positive space absorption, continued market rent growth and favorable supply/demand environment for our type and size of space. We expect to roll out a new white paper on the Golden Triangle ahead of Nareit this month, but we have continued to see further investment in these markets that indicates there should be a substantial demand associated with the onshoring and the in shoring for many years to come. We believe we continue to be in the right markets, at a low per square foot basis, and able to provide attractive space to tenants that need greater access to these markets or might operate with more of a focus on margins.

In our development program, we delivered two projects during the quarter. The first is our second building in Atlanta, which has a new lease for 72,000 square feet that commenced in September. We have proposals under consideration for the balance of the space. The other building is in Jacksonville, where we have a single tenant fully leased that also commenced in September. Our final building in our Phase 1 development program is under construction in Jacksonville. It is fully leased and expected to deliver in mid-2024. As we've noted before, tenants are taking a little more time to make decisions on this new space, but we essentially have two spaces left to lease in the new development and we have active proposals under consideration for both.

Improving our capital structure through disciplined capital allocation has been a major initiative for us. We demonstrated our commitment to this improvement during the quarter with the elimination of the Series A preferred stock, strategic execution of the ATM program at prices close to our NAV and the disposition of an industrial building in Chicago for a substantial gain.

As a result of these decisions, we lowered our net debt plus preferred metric for the sixth straight quarter. At 6.7x as of quarter end, we exceeded our year end goal of 7x ahead of schedule. We are on a path to further gradual deleveraging in 2024.

Yesterday, we also took care of our largest debt maturity with the payoff of the AIG loan. I'll let Anthony get into the details, but I do want to call out that our initiatives to swap our debt at the beginning of the year have put us in a good position.

I want to focus on the September disposition for a moment. We had previously identified several properties that could be potential disposition candidates for real estate decisions. One of these factors was if it made more sense for an owner user, and that was the case with 6510 West 73rd Street in Chicago. We sold that property for $19.9 million, which was a price of $65 per square foot, yielding a 4.9% cap rate on in place NOI and an IRR of 31.1% over a 6-year hold. After paying off a mortgage on the property, we had nearly $14 million in net proceeds to combine with the ATM proceeds to eliminate the Series A preferred.

We have another disposition that is under contract to sell by year end for $16.8 million. This property is our only asset in New Jersey and should result in another gain on sale. This expected sale provides additional proceeds for debt repayment and/or acquisitions and eliminates a market where we did not have any scale, another factor we'd previously identified. We will continue to evaluate buildings that, for real estate reasons, we no longer desire to hold.

What remains of 2023, you can expect us to be laser focused on getting our remaining spaces leased in the development program and taking advantage of the leasing opportunities ahead of us in the existing portfolio. We will also continue to take a hard look at how we might apply any proceeds from additional dispositions to reduce debt and/or fund acquisitions on an accretive basis and set us up for a successful 2024.

Jim, why don't you provide some color on the leasing activity?

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jim Connolly

Thanks, Jeff. Good morning. I want to first touch on the leases we previously signed that commenced during the third quarter. We had a 24.1% rental rate increase on a cash basis on leases commencing in Q3 on an aggregate basis. You'll note from the release in the supplemental that the new leases experienced a 25.9% increase while renewal leases experienced a 23.6% increase. We experienced a 68% renewal rate during the quarter. Of the leases that were renewed, 9% were associated with contractual rent increases, which impacts the overall renewal rate increase.

Related to the development program, in Georgia, we executed a 5-year, 72,000 square foot lease in our 180,000 square foot facility with active tenants pursuing the balance. In Cincinnati, we executed a 5-year lease for 47,000 square feet in our 155,000 square foot facility and are close on other deals to fill the balance of the space. Both executed leases commenced during Q3 and for all the remaining 215,000 square feet of space yet to be leased in our development program, we have active proposals under consideration.

Year-to-date, we have addressed over 93.5% of the total square footage scheduled to expire in 2023. When we add up all the leases commencing in 2023, we will experience an aggregate increase of 20.1% on a cash basis. The lease renewal rate, so far, for 2023 leasing is 67.5%. Through the first 3 quarters of the year of the leases that were renewed, 12.5% of the renewals were contractual increases.

The total portfolio occupancy at 97.6% and same-store occupancy at 98.6%, both of which are down slightly from Q2, but through October, occupancy is back up to 98% for the entire portfolio and has remained at 98.6% for the same-store. As you can see, we continue to benefit from strong leasing activity, with rental rates still accelerating and occupancy outperforming the national average of 95.6%.

Turning to 2024, we have already leased over 34% of the initial 2024 expirations. We will experience an aggregate 14.3% increase on a cash basis on these rents—13.9% for renewals and 31.8% for new tenants. This rental increase compares favorably to this time last year when our earliest batch of 2023 leases were up 10.3% on a blended basis. The renewal percentage for these transactions was 74% with 43% of the renewal leases associated with contractual renewals. Rent spreads for 2024 are expected to be similar to 2023 with strong market rent growth projected for our markets. Consistent with nearly every quarter since the pandemic, we have collected over 99% of our rents billed during Q3. There are currently no active rent deferral agreements.

At this point, I'll turn it over to Anthony to discuss the financial results.

Anthony Saladino

Thanks, Jim. The third quarter saw Core FFO at $0.46 per share driven by sequential improvement in leasing spreads, contributions from our Phase 1 developments, namely Jacksonville and Atlanta, slightly lower than anticipated interest expense, coupled with lower professional fees and corporate operating expenses. As Jeff mentioned, the path to sustaining sub-7x net debt to annualized adjusted EBITDA has accelerated due to our strategic use of the ATM and an asset divesture to redeem the Series A and repay a portion of the outstanding line balance.

Our net debt and net debt plus preferred metrics have now converged, as the Series A was the last of our preferred instruments to be addressed on our balance sheet. We ended the third quarter with net debt to adjusted EBITDA at 6.7x, our 6th consecutive quarter of delevering. As of the same period ended, 93% of our debt carried a fixed rate or was fixed through interest rate swaps, with a total weighted average cost of debt of 4.01% with 58% of the total debt on an unsecured basis.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Subsequent to quarter end, we made another major improvement to the balance sheet with the payoff of the AIG loan, our largest secured debt principal amount representing approximately 12% of our total debt outstanding. On November 1st, we repaid the AIG loan in full, which was $106.9 million after the release of lender escrows.

After carefully reviewing numerous options for repaying this loan throughout the year and with an eye to how we can best position us for an investment grade balance sheet, we decided to use our unsecured credit facility for the proceeds. We anticipate executing an interest rate swap in the very near future on approximately $100 million of notional value across 3 counterparties that will have a tenor matching the remaining term on our facility maturing in August 2025. By going this route, we have preserved optionality while mitigating our exposure to variable rate, improved our debt on an unsecured basis from 58% to 70% of total debt outstanding and eliminated all but $19 million of debt maturities until August 2025. Further, we will have the flexibility to pay off tranches of this facility with potential disposition proceeds instead of locking in higher interest rates over the next five to seven years.

We achieved same-store cash NOI growth of 5.4% for the quarter and 6.8% year-to-date. During the third quarter, we did see operating expense pressure primarily due to higher real estate taxes and annual maintenance expenses coming in higher than expected, the majority of which we anticipate recovering as a part of the end of year expense reconciliations. We once again affirmed Core FFO guidance for the year and have held constant our same-store NOI range as we anticipate recoveries to adjust to the incremental operating expenses incurred, aided by no notable dip in occupancy for the balance of the year. Our full year range for interest expense remains unchanged; however, G&A expectations for the year have been decreased to a range of $14.2 million to $14.6 million.

Operator, we're now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you very much. Our first question comes from Todd Thomas with KeyBanc Capital Markets. Please go ahead.

Todd Thomas

Hi, thanks. Good morning. I just wanted to touch on the development leasing and just see if you could provide a little bit more detail around tenant demand and the potential timeline to continue to get some leasing done, particularly a Fisher Park one and New Calhoun too.

Jim Connolly

Yes, this is Jim. In Cincinnati, we're close with two potential candidates and expect some movement in the next couple of weeks. Multi-tenanting the building has opened up a wider range of opportunities there.

In Georgia, we are very close on a lease with a food manufacturer of blended food products. We've been working with Georgia Power to address power supply issues, which are getting resolved and we expect to have a lease shortly.

Todd Thomas

Okay, and then how should we think about new starts moving forward from here. Is there anything that you're contemplating, anything that might hit before year end or in early 2024?

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jeff Witherell

So, Todd, this is Jeff. So as in the prepared remarks, our Phase 1 development program is basically finished. We have one building under construction in Jacksonville that's leased. That will be delivered early 2024. We're not going to take on any more spec development. However, we do have, in Cincinnati, 200,000 square feet. We are talking to a potential build-to-suit, so those would be the only things that we would ever start, probably in the next 12 to 14 months. We're going to strictly be looking to build-to-suit. So, we have four or five sites where we could build on and so that's our focus.

Todd Thomas

Okay. And then and then Anthony, you commented on the balance sheet and overall leverage, which came in quite a bit, as you mentioned. So, you're below the 7x threshold. What's the next target in terms of leverage and where do you expect it to be over the next few quarters after the disposition and the additional lease up in the in the development pipeline?

Anthony Saladino

Yeah, thanks, Todd. We've said early on our target is to be sustaining between 5x and 7x. We have made significant inroads and as you mentioned, came in under our 7x target. There is certainly an opportunity as development stabilizes in ’24 for another half turn down. So, our next kind of target, if you will, would be sustaining around 6.5x and maybe just under that.

Operator

The next question comes from Nick Thillman with Baird, please go ahead.

Nick Thillman

Hey. Good morning, guys. Maybe a question for Jeff for Jim. Just on 2024 leasing, you've gotten 2.2 million square feet done. Just some of the larger known expirations (FedEx, Communication Test Design), are any of those addressed in what you've done so far or maybe get a color on those two individual leases?

Jim Connolly

Yeah, I mean, like the larger space that's coming up next year— of course, FedEx, which has a renewal notification date of 01/31 of next year, we've begun our engagement with them on potential renewal and we expect to hear a definitive answer after the end of the year. We're working with Visible Supply, which is Maersk. That building is quite full. The operations are strong there. We expect to have renewal in that space. That’s 330,000 square feet.

Silver Line is a known move out and we're working on marketing that space. We've got six to eight potential prospects of various sizes and we're trying to see how we’d fit them in the space. Also, the neighboring tenant has approached us about extending their existing lease and potentially expanding in some of that space as well.

Then, one other known vacate is the Latty building in St. Louis, which is 140,000 square feet. We expect to have a transaction on that early in Q1.

Nick Thillman

That's helpful and maybe just on like FedEx or some of these larger boxes, obviously a lot in the news on just new supply, being in bigger box, maybe what's in place rents relative to just say what development rents would be?

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jim Connolly

On the big box, we're still lower than the new product coming online. I think that is an advantage for us, of course and most of our portfolio is well positioned against the new supply coming online, being much— probably up to like a 20% discount.

Nick Thillman

And then maybe for Anthony, you guys, in prior quarters, had mentioned maybe refinancing the AIG loan with more secured debt. Was that more a factor of just working towards this investment grade balance sheet or was the pricing on maybe secured debt not as great as you initially had thought?

Anthony Saladino

Both factors played into the decision. So there clearly is heightened pricing with respect to secure debt. We also didn't like the lack of optionality with respect to secured. We think when we hedge the portion of the line that we should come in around 6.5%. That equates to a hedge rate of, call it, 4.8% plus our facility spread. So, we do think that's well priced vis-à-vis today's alternatives. Yes, it's short term, but it serves as a bridge to get us to hopefully a less volatile interest rate environment two years from now.

Operator

The next question comes from John Kim with BMO Capital Markets.

John Kim

Thank you. Your ’23 guidance implies a fourth quarter increase in FFO and same-store NOI to $0.40 and 9.5% on the NOI front. I know you have some developments that may help with earnings, but can you just walk us through some of the drivers to get to your fourth quarter implied guidance?

Anthony Saladino

Yeah, certainly, John. There is going to be a little lift in top line. We had some temporary vacancies that fill up in the fourth quarter, but the big story is really recoveries. As we mentioned, there was a dampening effect on same store, which is attributable to higher than anticipated real estate taxes and maintenance expenses and to a lesser extent, insurance, all of which are largely recoverable. As we've been rolling these legacy leases, Jim's team has been doing a really good job of converting those to more favorable lease types and so we're going to see that pickup as we complete are our final expense reconciliations in the in the fourth quarter and then, kind of prospectively, we're going to see improvement in recoveries in ’24 and beyond.

John Kim

On your discussion of ’24 leasing activities so far and the lease price that you've achieved, you guys mentioned that in ’23, you started off at a more modest level and then those cash leasing spreads accelerated during the year. I was wondering if you could just comment on that dynamic. Is that a function of the mix of renewals versus new leases a year ago and do you see a similar acceleration in ’24 mark-to-market?

Jim Connolly

Yes, that is exactly it. Most of the renewals kick in and some of them have fixed rate renewals. I think the numbers around 40%-something of the of the existing renewals had fixed rate leases. So those kick in early and they start the rate off at a low level. Then as we get more market rates included, the overall rate goes up.

John Kim

If I could squeeze one more in, the 4.9% cap rate you got on your disposition, I know that went to a user but what was the mark-to-market of that asset?

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jim Connolly

Mark-to-market in Chicago is in the mid-teens.

Anthony Saladino

And then John just as a reminder, that was based on in place NOI. On a fully stabilized basis, it's probably around a 6% yield.

Operator

The next question is from Anthony Hau with Truist. Please go ahead.

Anthony Hau

Hi, guys. Thanks for the question. I just noticed that occupancy is down in Memphis like I think 2.3%. Do you mind providing color on that.

Jim Connolly

Yeah, we did— we had one tenant had a payment issue and they went into bankruptcy, and we restructured their lease. So, we split their space in half. That extra space just came on the market recently and we've got a longer term deal with the new company that was formed after bankruptcy. We also collected all the rent that they owed us as part of it too.

Anthony Hau

And if you don't mind, like, what industry is that? Is that like 3PL or—

Jim Connolly

I think it was more printing.

Anthony Hau

Okay, thanks.

Jeff Witherell

Thank you.

Operator

The next question comes from Brian Maher with B. Riley Securities. Please go ahead.

Brian Maher

Thanks, and good morning. Just one or two for me. Are you guys starting to see any slowdown in construction activity in your markets that you would chalk up to the higher interest rate environment?

Jeff Witherell

Brian, yes, certainly. I think that's part of it. As you can see, there's some softening in the big box. You see 700,000, 800,000, million square foot buildings kind of sitting there, even in parts of Columbus. So, I think it's a combination of both.

Brian Maher

And then as it relates to getting leverage down successfully (and congratulations for that), is that increasing your appetite to start to look at new acquisitions and if so, would that be funded with kind of a combination of cash and debt, or would you skew towards some capital recycling activity?

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jeff Witherell

So, I think as we indicated, we're not going to increase leverage. So we're not going to go out and start buying properties on the line and move up leverage, so that's not going to happen. We've also indicated that we're not going to be issuing dilutive equity at this time. So, we're not interested in getting out there.

So, as we see deals that match up with the cost of our equity, we would certainly entertain that. We're still seeing some softening in the market. We're seeing deals get pulled by sellers. There's still some negative leverage in certain parts of the country. That seems to be waning. Not so sure that's a great strategy, but some people are employing that. So, I don't think that we have a real appetite for that.

We are in discussions with people with op units. So, we're doing…we're having a lot of discussions, but we're certainly not going to move leverage up. Is there a second part of that question that I missed?

Brian Maher

No, it’s mainly just how you would fund and capital recycling. You've pretty much addressed it. That's all I have and congratulations on getting out of New Jersey.

Jeff Witherell

Yeah, thank you.

Operator

The next question is from Barry Oxford with Colliers, please go ahead.

Barry Oxford

Great. Hey, Jeff, you touched on acquisitions, but are you saying, look, there are some runoff opportunities in the market, but look across the board, I just don't like what I see from a pricing standpoint.

Jeff Witherell

Well, I think it's more nuanced than that, Barry. Yeah, we are seeing deals that the prices— the stock price has been moving around a lot lately, but not in the too distant past we have been at a point where we've seen accretive deals. Again, we're going to take a hard look at the real estate, like we always do, the capex needs and so on and so forth.

So, there are deals out there. Again, very bifurcated market. In some markets, we're still seeing multiple bidders in negative leverage. In other markets, we're seeing sellers not getting the price they're looking for and they're taking it off the market. We're also seeing desperate people out there. You have people that are stuck. They have to refinance. They're not going to put in more equity and they're going to take pretty much whatever's out there. So, for us, it's really just finding the right real estate, as usual and making sure it's accretive.

Barry Oxford

Alright.

Jeff Witherell

But the answer is there's not a lot of product out there. Let's— that's very clear.

Barry Oxford

Yeah, but it sounds like you're waiting for the market to come to you.

Jeff Witherell

That is correct.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Barry Oxford

Yeah. Jeff, on supply, are you seeing supply kind of sort of slash deliveries seeping into your markets or maybe not as much as the national numbers would indicate?

Jeff Witherell

Well, I think it's— I think you have to look at it sub-market by sub-market as opposed to just a market. I mean, if you take a market like Chicago, there's 21 sub-markets in Chicago. Then really, I think, it's not so much the market. It's really the size of the building. As Jim said, we have 70,000 square feet to lease, and we have 3 or 4 proposals. You can talk to someone that has 800,000 square feet and no one's been through the building in 3 months. So, I think that's really what it is and that's where all the building was, Barry, right.

So as you go out and build new construction, it's a lot cheaper, made a lot more sense a few years ago to go out and build million square foot buildings because that was all the rage. People were buying them unleased at low cap rates. I think that's dried up significantly.

Barry Oxford

Right. Is that one of the reasons why you're not interested in doing spec development at this particular juncture also?

Jeff Witherell

Yeah, I mean, I think you've seen that tenants are taking longer to make decisions. They ultimately do make them, but there's been a slowdown, so we're not going to go and spec out in the marketplace. I don't think it's a smart move.

Operator

As a reminder, that star one to queue up for a follow-up.

The next question comes from Mitch Germain with JMP Securities. Please go ahead.

Mitch Germain

Thanks for taking my question. The contractual renewals that, Jim, you referenced, are those at market or are they at an agreed upon level?

Jim Connolly

Agreed upon level.

Mitch Germain

So, that's already baked into the leases at signing, is kind of what you're suggesting?

Jim Connolly

Correct. And their leases that we inherited. We don't typically do that with our leases.

Mitch Germain

Okay, that's helpful. Then, Anthony, I think you kind of mentioned the AIG loan, obviously, it's on the line now. You're going to swap a portion of that. I'm assuming the swaps have flexibility for you to pay down without penalty. Is that the way that you're structuring that?

Anthony Saladino

Yes, we're going to have a multi-tranche structure across the notional amount so that we preserve flexibility to the extent that we continue to execute on select asset sales and look to further pay down outstanding debt.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Mitch Germain

Okay, and as we think about 2024, obviously, we'll have a little bit of a push higher in rate because of the change from the composition of that debt from AIG to the line. Is that the way to think about it?

Anthony Saladino

It is.

Mitch Germain

Okay, great. Thanks, guys. Good quarter.

Jeff Witherell

Thank you, Mitch.

Operator

The next question comes from Mike Mueller with JPMorgan. Please go ahead.

Mike Mueller

Yeah. Hi, I guess on the on the developments, the build-to-suits, can you talk a little bit about term requirements, just given the capital markets backdrop, given what you would traditionally underwrite on spec and just kind of put all that into context?

Jeff Witherell

Yeah, I think I think it's fairly simple. I mean, we've been building to high single-digits. I think that if we can build to a high single-digit, an 8 or a 9, it’s accretive. So, that would be how that would measure up. I don't know— if you want more color, I don't know what it would be, but it’s pretty simple.

Mike Mueller

Okay. Got it. And then I, I guess, with the acquisitions being pretty spotty at this point, I mean, how should we think about dispositions over the next few quarters? I know you have something lined up in the fourth quarter, but even if you don't see anything on the acquisition side, do you think you'll still be somewhat active on the disposition front?

Jeff Witherell

To a certain extent. I mean, again, I think we've talked about this a lot and we're happy to re-emphasize that like Chicago was a perfect owner user building. There was limited parking, limited docks, which made a lot of sense to sell it. An owner user is not looking at the cap rate. They're looking at maybe the next 20 years, so whether they pay $10 million and $14 million, I don't think really matters to some people, if they want that building and they want the location. New Jersey is kind of a similar play for us, and we have just a handful of other properties that we've identified.

Part of the strategy was to sell out of New Jersey. We have one building there. We have one building in Milwaukee we probably will sell, as we indicated. So, if we're not going to gain scale, we're not going to be in a market. Our strategy is to try to manage— we’re managing 70% of our properties in house. That will continue to tick up over time and I think that has— and the environment for the next couple of years, I think, as real estate operators, I think you're going to see that we're going to deliver results of that strategy.

Mike Mueller

Okay, thank you. Thank you.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern

Jeff Witherell

Thank you.

Operator

The next question is a follow up from Anthony Hau with Truist. Please go ahead.

Anthony Hau

I have a follow up question about the swap. What rate should we expect for those?

Anthony Saladino

I think we're going to come in at an all-in rate of about 6.5.

Anthony Hau

Okay. For your watch list, has that changed over the past six months? Do you expect like bad debt reserve to return back to like pre-COVID level?

Anthony Saladino

Our watch list, and Jim can affirm this, has not materially changed. One in, one out. It is only a handful of tenants. In terms of bad debt, we've had de minimis write offs pre-, during and post-COVID. We’re not anticipating a material increase in the run rate as it relates to bad debt.

Anthony Hau

Thank you.

Jeff Witherell

Thank you.

CONCLUSION

Operator

There appear to be no further questions at this time. I would now like to hand the call back to Mr. Witherell for closing remarks.

Jeff Witherell

Thank you all for joining us this morning. We are available for follow-up questions, as usual. We'll talk to you next quarter. Thanks so much.

Operator

The conference has now concluded. Thank you for your participation. You may now disconnect your line.

Plymouth Industrial REIT
November 2, 2023, at 9:00 a.m. Eastern